Exhibit 10.9

Summary of Compensatory Arrangements with Directors and Named Executive Officers

Director Compensation. Each director who is not an employee of the Company or is not an affiliate of a shareholder owning five percent or more of the common stock of the Company will receive the following compensation for his service as director or committee member in 2006:

•	annual compensation of $10,000;

•	$1,250 per Board meeting attended;

•	annual compensation of $5,000 for service as a member of the Audit Committee;

•	annual compensation of $5,000 for service as a member of the Compensation Committee;

•	annual compensation of $5,000 for service as a member of the Nominating and Governance Committee;

•	annual compensation of $30,000 for service as chairman of the Audit Committee;

•	a reasonable dining allowance at the restaurants; and

•	reasonable out-of-pocket expenses incurred in attending meetings.

Each director who is an employee of the Company or an affiliate of a shareholder owning five percent or more of the common stock of the Company will receive the following compensation for his service as director or committee member in 2006:

•	a reasonable dining allowance at the restaurants; and

•	reasonable out-of-pocket expenses incurred in attending meetings.

Named Executive Officer Compensation. The Company’s executive compensation program has several elements, all determined by individual performance and Company profitability, except for stock option grants that are intended to correlate compensation to stock price performance.

Base Salary Compensation

Base salaries for the Chief Executive Officer and the other named executive officers in 2006 have been established by reviewing a number of factors, including responsibilities, experience, demonstrated performance, potential for future contributions and the level of salaries associated with similar positions at businesses that compete with the Company and other competitive factors. Base salary levels for named executive officers in 2006 have been determined as follows:

Saed Mohseni	$350,000
Emanuel “Manny” N. Hilario	$245,000
Douglas L. Schmick	$275,000

Other Compensation

In addition to his or her base salary, each of the named executive officers is eligible to participate in the following:

•	The Executive Incentive Compensation Plan, under which executive officers may earn cash bonuses based on the Company achieving pre-determined financial goals (80% of bonus), with a focus on earnings per share targets and revenues targets, and non-financial goals (20% of bonus), including customer service and retention goals. The board of directors has determined based on 100% achievement of the bonus goals amounts for the named executive officers for 2006 as follows:

Saed Mohseni	$262,500
Emanuel “Manny” N. Hilario	$61,250
Douglas L. Schmick	$137,500

•	Based on achievements greater or less than 100%, the Board of Directors has discretion to increase or decrease compensation payout;

•	The 2004 Stock Incentive Plan, under which stock options or other equity compensation may be granted based on factors such as the level of base pay and individual performance;

•	Executive Car Program;

•	The Company’s health and benefit plans generally available to Company employees.